Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

FIRST BUSEY CORPORATION

First.  The name of the corporation (hereinafter called the Corporation) is:

FIRST BUSEY CORPORATION

Second.  The address of the Corporation’s Registered Office in the State of Nevada is 3800 Howard Hughes Parkway, 7th Floor, Las Vegas, Nevada, County of Clark, 89109.  The name of the Corporation’s Registered Agent at such address is Kummer, Kaempfer, Bonner and Renshaw.

Third.  The nature of the business purposes of the corporation is as follows: To engage in any lawful act or activity for which Corporations may be organized under the Nevada Revised Statutes.

Fourth.

A.           Classes and Number of Shares.  The total number of shares of all classes of stock the Corporation shall have authority to issue is 41,000,000 shares.  The classes and the aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows

1.            40,000,000 shares of Common Stock, $.001 per value per share.

2.            1,000,000 shares of Preferred Stock, $.001 par value per share.

B.            Powers and Rights of Common Stock.

1.            Voting Rights and Powers.  With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of the common Stock shall be entitled to cast thereon (1) vote in person or by proxy for each share of the common Stock standing in his name.

2.            Dividends and Distributions.

a.             Cash Dividends.  When cash dividends may be declared by the Board of Directors, and for purposes of calculating the cash dividend to be paid on shares of the Common Stock, the amount of the cash dividend declared and payable on shares of the Common Stock, determined in accordance with this provision, may be rounded up to the next highest half cent or fraction thereof.

b.             Other Dividends and Distributions.  Each share of the Common Stock shall be equal in respect of rights to dividends (other than cash) and distributions, when and as declared, in the form of stock or other property of the Corporation, except that in the case of dividends or other distributions

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payable in stock of the Corporation, including distributions pursuant to stock split-ups or divisions, only shares of the Common Stock shall be distributed with respect to the Common Stock.

3.            Other Rights.  Except as otherwise required by the Nevada Revised Statues, or as otherwise provided in the Articles of Incorporation, each share of the common Stock shall have identical powers, preferences and rights, including rights in liquidation.

4.            Issuance of the Common Stock.  The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all of the authorized but unissued shares of the Common Stock for such purposes, in such amounts, to such persons, corporations or entities, for such consideration, all as the Board of Directors at its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law.  The Board of Directors may issue shares of the Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the common Stock only to the then holders of the outstanding shares of the Common Stock.

C.            Powers and Rights of Preferred Stock.

1.            Shares of Preferred Stock may be issued in one or more series at such time or times and for such consideration as the Board of Directors may determine.  Each such series shall be given a distinguishing designation.  All shares of any one series shall have preferences, limitations and relative rights identical with those of other shares of the same series and except to the extent otherwise provided in the description of such series, with those of other shares of Preferred Stock.

2.            Authority is hereby expressly granted to the Board of Directors to fix from time to time, by resolution or resolutions providing for the establishment and/or issuance of any series of Preferred Stock, the designation of such series and the preferences, limitations and relative rights of the shares of such series, including the following:

a.             The distinctive designation and number of shares comprising such series, which number may) except as otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

b.             The voting rights, if any which shares of the series shall have, which may be special, conditional, limited or otherwise;

c.             The rate of dividends, if any, on the shares of the series, whether dividends shall be non-cumulative, cumulative to the extent earned, partially cumulative or cumulative (and, if cumulative, from which date to dates), whether dividends shall be payable in cash, property or rights, or in shares of the Corporation’s capital stock, and the relative rights of priority, if any, of payment of dividends

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on shares of the series over shares of any other series or over the Common Stock;

d.             Whether the shares of the series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, the event or events upon or after which they shall be redeemable, whether they shall be redeemable at the option of the Corporation, the stockholder or another person, the amount per share payable in case of redemption (which amount may vary under different conditions and at different redemption dates), whether such amount shall be a designated amount or an amount determined in accordance with a designated formula or by reference to extrinsic date or events and whether such amount shall be paid in cash, indebtedness, securities or other property or rights, including securities of any other corporation;

e.             Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms of the amounts payable into such sinking fund;

f.              The rights to which the holders of the shares of the series shall be entitled in the event of voluntary or involuntary dissolution or liquidation of the Corporation, and the relative rights of priority, if any, of payment of shares of that series over shares of any other series or over the Common Stock in any such event;

g.             Whether the shares of the series shall be convertible into or exchangeable for cash, shares of stock of any other class or any other series, indebtedness, or other property or rights, including securities of another corporation, and, if so, the terms and conditions of such conversion or exchange, including the rate or rates of conversion or exchange, and whether such rate shall be a designated amount or an amount determined in accordance with a designated formula or by reference to extrinsic date or events, the date or dates upon or after which they shall be convertible or exchangeable, the during for which they shall be convertible or exchangeable, the event or events upon or after which they shall be convertible or exchangeable, and whether they shall be convertible or exchangeable at the option of the Corporation, the stockholder or another person, and the method (if any) of adjusting the rate of conversion or exchange in the event of a stock split, sock dividend, combination of shares or similar event;

h.             Whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and

i.              Any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or

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restrictions of such series, as the Board of Directors may deem advisable and as shall not inconsistent with the provisions of this Article and the full extent now or hereafter permitted by the law of the State of Nevada.

Fifth.  The number of directors shall be fixed by, or in the manner provided in, the By-laws.

Sixth.  The Corporation shall have perpetual existence.

Seventh.  The stockholders, officers, or directors of the Corporation shall not be personally liable for the payment of the Corporation’s debts except as they may be liable by reason of their own conduct or acts.

Eighth.  The Board of Directors is expressly authorized and empowered to make, alter and repeal the By-Laws of the Corporation, subject to the power of the stockholders of the Corporation, to alter or repeal any By-Laws of the Corporation.

Ninth.  The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in the Articles of Incorporation and add or insert any other provision authorized by the laws of the State of Nevada in the manner now or hereafter prescribed by law.  All rights, preferences or privileges of whatever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to these Articles of Incorporation in its present form or as hereafter amended are granted subject to the rights now reserved in this Article.

Tenth.  No director or officer shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty, provided that this Section shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the payment of distributions in violation of Section 78.300 of the Nevada Revised Statutes.

Eleventh.  Meetings of stockholders may be held within or without the State of Nevada, as the By-Laws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Nevada at such place or places as my be designated from time to time by the Board of Directors or in the By-Laws of the Corporation, except as otherwise required by the Nevada Revised Statues.  Election of directors need not be by written ballot unless the By-Laws of the Corporation so provide.

Twelfth.  The Corporation expressly elects not to be governed by Sections 78.411-78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended or supplemented from time to time

Thirteenth.  The corporation shall, to the fullest extent permitted by Section 78,751 of the Nevada Revised Statutes, as the same may be amended or supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section 78.751, and the indemnification provided for herein shall not be deemed exclusive

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of any other rights to which those indemnified may be entitled under any By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in this or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

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CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION

OF

FIRST BUSEY CORPORATION

(JULY 31, 2007)

PARAGRAPH A OF ARTICLE FOURTH of the Articles of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

Fourth.

A.            Classes and Number of Shares.  The total number of shares of all classes of stock the Corporation shall have authority to issue is 61,000,000 shares.  The classes and the aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:

1.             60,000,000 shares of Common Stock, $0.001 par value per share.

2.             1,000,000 shares of Preferred Stock, $0.001 par value per share.

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ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: www.nvsos.gov

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For
Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1.  Name of corporation:

First Busey Corporation

2.  By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

A series of Preferred Stock, $0.001 par value per share, of First Busey Corporation (the “Corporation”) be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

3.  Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4.  Signature: (required)

X /s/ Van A. Dukeman

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation
Revised: 7-1-08

EXHIBIT A

TO THE

CERTIFICATE OF DESIGNATION

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES T

OF

FIRST BUSEY CORPORATION

A series of Preferred Stock, $0.001 par value per share, of First Busey Corporation (the “Corporation”) be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Part 1.               Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series T” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 100,000.

Part 2.               Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designation to the same extent as if such provisions had been set forth in full herein.

Part 3.               Definitions. The following terms are used in this Certificate of Designation (including the Standard Provisions in Annex A hereto) as defined below:

(a)                                  “Common Stock” means the common stock, par value $0.001 per share, of the Corporation.

(b)                                 “Dividend Payment Date” means May 15, August 15, November 15 and February 15 of each year.

(c)                                  “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(d)                                 “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(e)                                  “Minimum Amount” means $25,000,000.

(f)                                    “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(g)                                 “Signing Date” means the Original Issue Date.

Part 4.               Certain Voting Matters.  Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

[Remainder of Page Intentionally Left Blank]

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ANNEX A

STANDARD PROVISIONS

Section 1.                                            General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

Section 2.                                            Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a)                                  “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

(b)                                 “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c)                                  “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.

(d)                                 “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(e)                                  “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

(f)                                    “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(g)                                 “Charter” means the Corporation’s certificate or articles of incorporation, articles of association, or similar organizational document.

(h)                                 “Dividend Period” has the meaning set forth in Section 3(a).

(i)                                     “Dividend Record Date” has the meaning set forth in Section 3(a).

(j)                                     “Liquidation Preference” has the meaning set forth in Section 4(a).

(k)                                  “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(l)                                     “Preferred Director” has the meaning set forth in Section 7(b).

(m)                               “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

(n)                                 “Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

(o)                                 “Share Dilution Amount” has the meaning set forth in Section 3(b).

(p)                                 “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

(q)                                 “Successor Preferred Stock” has the meaning set forth in Section 5(a).

(r)                                    “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3.                                            Dividends.

(a)                                  Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

(b)                                 Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders’

rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date. Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 4.                                            Liquidation Rights.

(a)                                  Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of

Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

(b)                                 Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c)                                  Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d)                                 Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5.                                            Redemption.

(a)                                  Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b)                                 No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c)                                  Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock.  Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d)                                 Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e)                                  Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(f)                                    Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6.                                            Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7.                                            Voting Rights.

(a)                                  General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b)                                 Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred

Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c)                                  Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)                                     Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii)                                  Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii)                               Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(d)                                 Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e)                                  Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8.                                            Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 9.                                            Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 10.                                      No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11.                                      Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 12.                                      Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: www.nvsos.gov

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For
Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1.  Name of corporation:

First Busey Corporation

2.  By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

A series of Preferred Stock, $0.001 par value per share, of First Busey Corporation (the “Corporation”) be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as set forth on Exhibit A attached hereto:

3.  Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4.  Signature: (required)

X /s/ Barbara J. Harrington

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation
Revised: 7-1-08

EXHIBIT A

TO THE

CERTIFICATE OF DESIGNATION

SERIES A CONVERTIBLE CUMULATIVE PREFERRED STOCK

OF

FIRST BUSEY CORPORATION

Pursuant to the authority vested in the Board of Directors by the Amended and Restated Articles of Incorporation of the Corporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of preferred stock having $0.001 par value per share, with a liquidation amount of $100,000.00 per share, which shall be designated as Series A Convertible Cumulative Preferred Stock, Series A (the “Series A Preferred Stock”) consisting of three hundred and ninety-three (393) shares having the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

SERIES A CONVERTIBLE CUMULATIVE
 PREFERRED STOCK

Section I.                                             Dividend Rights

(a)                            From and after the date on which shares of the Series A Preferred Stock are first issued, holders of the Series A Preferred Stock (the “Holders”) shall be entitled to receive, when, as and if declared by the Board of Directors, out of the funds legally available therefor, dividends in the amount determined as set forth in Section I(b), and no more.

(b)                           Commencing with the date of issuance, cumulative cash dividends shall be payable quarterly in arrears, when, as and if declared by the Board of Directors, on February 15, May 15, August 15 and November 15 of each year, or, if any such day is not a Business Day, the next Business Day, and on the Conversion Date (each, a “Dividend Payment Date”) for each outstanding share of Series A Preferred Stock, payable at an annual rate on the liquidation amount of $100,000 equal to 9.00% per annum.  Dividends payable pursuant to this Section I(b), will be computed on the basis of actual days in any period, and upon a 360-day year consisting of twelve 30-day months.  “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of Illinois generally are authorized or required by law or other governmental actions to close.

The cash dividends on the Series A Preferred Stock payable pursuant to Section I(a) are cumulative.  Such dividends shall begin to accrue and be cumulative from the date of issuance, shall compound on each subsequent Dividend Payment Date and shall be payable in arrears on each Dividend Payment Date, commencing on the first such Dividend Date.  In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement.  The period from and including any Dividend Payment Date to, but excluding, the next Dividend Date is a “Dividend Period,” provided that the initial Dividend Period shall be the period from and including the date of original issuance to, but excluding, the next Dividend Payment Date. The amount of dividends payable on Series A Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Series A Preferred Stock on any Dividend Payment Date will be payable to Holders of record of Series A Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) when, as and if declared by the Board of Directors on the date set by the Board of Directors for payment on Series A Preferred Stock as specified in this Section I (subject to the other provisions of the Certificate of Designations).

(c)                            So long as any shares of the Series A Preferred Stock are outstanding, the Corporation may not, at any time, (i) declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, or pay or make available monies for a sinking fund for the redemption of, any Common Stock or other Junior Stock (as defined in Section II) of the Corporation, or (ii) redeem, purchase or acquire, or make a liquidation payment with respect to, or pay or make available monies for a sinking fund for the redemption of, any Parity Stock (otherwise than pursuant to pro rata offers to purchase all or any pro rata portion of the Series A Preferred Stock and such Parity Stock) unless in each case full dividends as provided in Section I(a) on all outstanding shares of the Series A Preferred Stock have been paid or (in the case of current dividends) declared and set aside for payment (except for (i) dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or other Junior Stock of the Corporation, (ii) redemptions or purchases of any rights pursuant to a shareholder rights plan or by conversion or exchange of Junior Stock for or into other Junior Stock, or of Parity Stock for or into other Parity Stock or Junior Stock of the Corporation, (iii) purchases by the Corporation or its affiliates as a broker, dealer, advisor, fiduciary, trustee or comparable capacity in connection with transactions effected by or for the account of customers of the Corporation or customers of any of its subsidiaries or in connection with the distribution or trading of such capital stock and (iv) acquisitions of Common Stock in respect of exercises of employee equity awards and any related tax withholding).  When dividends are not paid in full (or declared and a sum sufficient for such full payment is not so set apart) for any dividend period on the Series A Preferred Stock and any Parity Stock (as defined in Section II), dividends declared on the Series A Preferred Stock and Parity Stock (whether cumulative or non-cumulative) shall only be declared pro rata so that the amount of dividends declared per share on the Series A Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Series A Preferred Stock (but without, in the case of any non-cumulative preferred stock, accumulation of unpaid dividends for prior dividend periods) and such Parity Stock bear to each other.

(d)                           No interest or sum of money in lieu of interest will be payable in respect of any dividend payment or payments on Series A Preferred Stock or on such Parity Stock that may be in arrears.

(e)                            If the Board of Directors determines not to declare any dividend or pay a full dividend previously declared with respect to a Dividend Period, the Corporation will provide written notice to the Holders prior to such date.

Section II.                                         Ranking

(a)                            The Series A Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation,

(i)                                     rank senior and prior to Common Stock (including, if applicable and to the fullest extent permitted by law, any preferred stock purchase or similar rights issued with respect thereto pursuant to a shareholder rights plan) of the Corporation, and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that does not by its terms rank pari passu or senior to the Series A Preferred Stock with respect to payment of dividends or rights upon liquidation, dissolution or winding up of the affairs of the Corporation (all of such equity securities, including the Common Stock, and options, warrants or rights to subscribe for or purchase shares of Common Stock or such other equity securities, are collectively referred to herein as the “Junior Stock”);

(ii)                                  rank on a parity with each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms provides that it ranks pari passu with the Series A Preferred Stock with respect to payment of dividends or rights upon liquidation, dissolution or winding up of the affairs of the Corporation (all of such equity securities are collectively referred to herein as the “Parity Stock”), and

(iii)                               rank junior to each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms ranks senior to the Series A Preferred Stock with respect to payment of dividends or rights upon liquidation, dissolution or winding up of the affairs of the Corporation (all of such equity securities are collectively referred to herein as the “Senior Stock”).

(b)                           Shares of the Corporation’s series of preferred stock having $0.001 par value per share, with a liquidation preference of $1,000.00 per share, designated as the Fixed Rate Cumulative Perpetual Preferred Stock, Series T (the “Series T Preferred Stock”), shall be considered Parity Stock.

Section III.                                     Mandatory Conversion

(a)                            The initial conversion price as of the date of original issuance of the Series A Preferred Stock is $4.00 (subject to adjustment from time to time as provided in Section III(d)) (the “Conversion Price”).

(b)                           Upon the terms and in the manner set forth in this Section III and subject to the provisions for adjustment contained herein, each share of the Series A Preferred Stock will automatically convert on the first Business Day following the receipt of Shareholder Approval (such date, the “Conversion Date”) into the right to receive (i) a number of fully-paid and non-assessable shares of Common Stock of the Corporation equal to (A) the sum of $100,000.00 per share plus any accrued and unpaid dividends for any completed Dividend Payment Period, if any, divided by (B) the Conversion Price and (ii) the accrued and unpaid dividends for the Dividend Payment Period in which the conversion occurs.  “Shareholder Approval” shall mean the occurrence of both (i) the approval of the conversion terms of the Series A Preferred Stock by a majority of the total votes cast on the proposal, whether presented at a special or annual meeting of shareholders of the Corporation and (ii) the approval of an amendment to the Corporation’s Amended and Restated Articles of Incorporation to increase the number of shares of Common Stock authorized thereunder from 60,000,000 to 100,000,000 by a majority of the votes entitled to be cast thereon, whether presented at a special or annual meeting of shareholders of the Corporation and the subsequent filing of such amendment with the Secretary of State of the State of Nevada.

(c)                            As promptly as practicable after the Conversion Date, the Corporation shall (i) provide notice of the conversion to each Holder stating the Conversion Date, the number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred Stock held of record by such Holder and subject to conversion and the place or places where certificates representing shares of Series A Preferred Stock are to be surrendered for issuance of certificates representing shares of Common Stock and (ii) issue and deliver, in exchange for the certificates representing the shares of Series A Preferred Stock held by such Holder, to each Holder a certificate or certificates for the number of full shares of Common Stock to which such Holder is entitled and, as provided in Section III(f) hereof, a check for cash with respect to any fractional interest in a share of Common Stock in an amount determined by multiplying (A) the amount of such fraction by (B) the Conversion Price and (iii) deliver a check for cash with respect to the accrued and unpaid dividends for the Dividend Payment Period in which the conversion occurs.  The Holder shall be deemed to have become a shareholder of record on the Conversion Date.  Immediately upon conversion, the rights of the Holders as such with respect to the shares so converted shall cease and the persons entitled to receive the shares of Common Stock upon the conversion of such shares of Series A Preferred Stock shall be treated for all purposes as having become the record and beneficial owners of such shares of Common Stock.

(d)                           To protect against dilution, the Conversion Price is subject to equitable adjustment, without duplication, from time to time as follows:

(i)                                     Stock Dividends and Distributions and Subdivisions, Splits and Combinations of the Common Stock.  If the Corporation issues Common Stock as a dividend or distribution on the Common Stock to all holders of the Common Stock, or if the Corporation effects a share split or share combination of the Corporation’s Common Stock, the Conversion Price will be adjusted based on the following formula:

CR1 = CR0 × (OS0 / OS1)

where:

CR0= the Conversion Price in effect immediately prior to the adjustment relating to such event.

CR1= the new Conversion Price in effect immediately after the adjustment relating to such event.

OS0= the number of shares of Common Stock outstanding immediately prior to such event.

OS1= the number of shares of Common Stock outstanding immediately after such event.

Any adjustment made pursuant to this paragraph will become effective on the date that is immediately after (i) the date fixed for the determination of holders of Common Stock entitled to receive such dividend or other distribution or (ii) the date on which such split or combination becomes effective, as applicable.  If any dividend or distribution described in this paragraph is declared but not so paid or made, the Conversion Price will be readjusted to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

No adjustment to the Conversion Price shall be made if the Holders actually participate in the transaction that would otherwise give rise to such adjustment on an as-converted basis.

(e)                            If the Corporation, at any time or from time to time after the date of original issuance of the Series A Preferred Stock, shall declare or make, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in non-voting securities or other property of the Corporation other than shares of Common Stock or cash, then and in each such event provision shall be made so that the Holders of the outstanding shares of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such other securities of the Corporation or such other property (or the value of such other property) that they would have received had the Series A Preferred Stock been converted into Common Stock on the date of such event and had such Holders thereafter, during the period from the date of such event to and including the conversion date, retained such securities or other property receivable by them during such period giving application to all adjustments called for during such period under these Certificate of Designations with respect to the rights of the Holders of the outstanding shares of Series A Preferred Stock; and, provided, further, however, that no such adjustment shall be made if the Holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

(f)                              No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock.  If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same Holder, the number of full shares of

Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.

(g)                           Following the receipt of the Shareholder Approval, the Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series A Preferred Stock from time to time outstanding.

(h)                           All shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable.

(i)                               Upon conversion of any shares of the Series A Preferred Stock, the Holder thereof shall not be entitled to receive any unpaid dividends in respect of the shares so converted, provided that such Holder shall be entitled to receive any dividends on such shares of the Series A Preferred Stock declared prior to such conversion if such Holder held such shares on the record date fixed for the determination of Holders entitled to receive payment of such dividend.

(j)                               In the event (i) the Corporation declares a dividend (or any other distribution) on its Common Stock; (ii) the Corporation authorizes the granting to the holders of all or substantially all of its Common Stock of rights, options or warrants to subscribe for or purchase any share of any class or any other rights, options or warrants; (iii) of any reclassification or reorganization of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any of the Corporation’s shareholders is required, or of the sale or transfer of all or substantially all of the assets of the Corporation; (iv) of a tender offer or exchange offer made by the Corporation or any of its subsidiaries for any portion of the Corporation’s Common Stock; or (v) of a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall, in each case, send or cause to be sent, by first-class mail, postage prepaid, to each Holder as such Holder appears in the records of the Corporation, as promptly as practicable but in any event at least ten (10) days prior to the applicable date hereinafter specified, a written notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights, options or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, tender offer, exchange offer, dissolution, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, tender offer, exchange offer, transfer, dissolution, liquidation or winding up.  Notice as provided for above need not be provided by mail if the required information is included in a public filing made by the Corporation with the U.S. Securities and Exchange Commission on or prior to the commencement of the ten (10) day period referenced above.

Section IV.                                    Voting

(a)                            Except as otherwise required by law or the Corporation’s Amended and Restated Articles of Incorporation, Holders of the Preferred Stock are not entitled to any voting rights.

(b)                           Whenever the approval or other action of Holders voting as a separate class is required by applicable law or by the Corporation’s Amended and Restated Articles of Incorporation, each share of the Series A Preferred Stock shall be entitled to one vote, and the affirmative vote of a majority of such shares at a meeting at which a majority of such shares are present or represented shall be sufficient to constitute such approval or other action unless a higher percentage is required by applicable law or by the provisions of this Section IV.

(c)                            Unless a higher percentage is otherwise expressly required by applicable law, approval of holders of two-thirds (by aggregate liquidation preference) of the Series A Preferred Stock outstanding and all other preferred stock or securities having similar voting rights voting in proportion to the respective liquidation preferences, voting as a class, shall be required to amend the Amended and Restated Articles of Incorporation of the Corporation to authorize the issuance of any class or series of Senior Stock, reclassify the Series A Preferred Stock (other than as may be incident to a Reorganization Event which does not require a class vote under Section IV(d)) or to alter or abolish the liquidation preferences or any other preferential right of the Series A Preferred Stock, or otherwise to alter this Certificate of Designations in a manner adverse to the Holders.

(d)                           Unless a higher percentage is otherwise expressly required by applicable law, approval of holders of a majority (by aggregate Liquidation Preference) of the Series A Preferred Stock outstanding and all other preferred stock or securities having similar voting rights voting in proportion to the respective liquidation preferences, voting as a class, may and shall be required to approve any liquidation, dissolution or winding up of the Corporation or any merger or consolidation of the Corporation with or into any other entity unless (i) the Corporation is the surviving entity in such merger or consolidation and the Series A Preferred Stock remains outstanding or (ii) the Corporation is not the surviving entity in such merger or consolidation but the Series A Preferred Stock is not changed in such merger or consolidation into anything other than a class or series of preferred stock of the surviving or resulting entity, or the entity controlling such person, having such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole.

Section V.                                        Liquidation

(a)                            In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, Holders of Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Series A Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) $100,000 per share and (ii) the amount of any accrued and unpaid dividends, whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

(b)                           If in any distribution described in Section V(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series A Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Series A Preferred Stock as to such distribution, Holders of Series A Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c)                            If the Liquidation Preference has been paid in full to all Holders of Series A Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Series A Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d)                           For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the Holders of Series A Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

(e)                            In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the Corporation shall, within three (3) days after the date the Board of Directors approves such action, or at least twenty (20) days prior to any shareholders’ meeting called to approve such action, or within twenty (20) days after the commencement of any involuntary proceeding, whichever is earlier, give each Holder of shares of Series A Preferred Stock initial written notice of the proposed action.  Such initial written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash, and property to be received by the Holders upon consummation of the proposed action and the date of delivery thereof.  If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each Holder of shares of Series A Preferred Stock of such material change.  The Corporation shall not consummate any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation before the expiration of thirty (30) days after the mailing of the initial notice or ten (10) days after the mailing of any subsequent written notice, whichever is later, provided that any such thirty-day or ten-day period may be shortened upon the written consent of the Holders of all of the outstanding shares of Series A Preferred Stock.

(f)                              In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation which will involve the distribution of assets other than cash, the Corporation shall promptly engage competent independent appraisers to determine the value of the assets to be distributed to the Holders.  The Corporation shall, upon receipt of such appraiser’s valuation, give prompt written notice to each Holder of shares of Series A Preferred Stock of the appraiser’s valuation.

Section VI.                                    Adjustments For Reorganization Events

(a)                            Upon the occurrence of a Reorganization Event (as defined herein), each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, become convertible into the types and amounts of securities, cash, and other property that is or was receivable in such Reorganization Event by a Holder of the number of shares of Common Stock into which such share of Series A Preferred Stock was convertible (assuming that Conversion Date had occurred) immediately prior to such Reorganization Event in exchange for such shares of Common Stock (such securities, cash, and other property, the “Exchange Property”).  The amount of Exchange Property receivable upon conversion of any Series A Preferred Stock in accordance with Section III hereof (and any subsection thereto) shall be determined based upon the Exchange Property delivered in respect of each share of Common Stock and the number of shares of Common Stock that would be received upon conversion of the Series A Preferred Stock but for the provisions of this Section VI.  The Holders shall not have any separate class vote on any Reorganization Event, except as provided in Section IV(d) hereof.  A “Reorganization Event” shall mean:

(i)                                     any consolidation or merger of the Corporation with or into another person, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property of the Corporation or another person;

(ii)                                  any sale, transfer, lease, or conveyance to another person of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property; or

(iii)                               any reclassification of the Common Stock into securities, including securities other than the Common Stock; or

(iv)                              any statutory exchange of the Corporation’s securities for those of another person (other than in connection with a merger or acquisition);

(b)                           In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in such Reorganization Event, the consideration that the Holders are entitled to receive upon conversion shall be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of shares of Common Stock that affirmatively make such an election or (ii) if no holders of shares of Common Stock affirmatively make such an election, the weighted average of the types and amounts of consideration actually received by such holders.  On each Conversion Date following a Reorganization Event, the Conversion Price then in effect will be applied to the value on such Conversion Date of the securities, cash, or other property received per share of Common Stock, determined as set forth above.

(c)                            The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the type and amount of the cash, securities or other property that constitutes the Exchange Property.  Failure to deliver such notice shall not affect the operation of this Section VI.

Section VII.                                Reports as to Adjustments

Whenever the number of shares of Common Stock into which the shares of the Series A Preferred Stock are convertible is adjusted as provided in Section III, the Corporation shall promptly compute such adjustment and furnish to the Common Stock Conversion Agent and the Holders a certificate, signed by a principal financial officer of the Corporation, setting forth the number of shares of Common Stock into which each share of the Series A Preferred Stock is convertible as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment will become effective.

Section VIII.                            Exclusion of Other Rights

Except as specified in this Certificate of Designation or as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, other than those specifically set forth herein (as such Certificate of Designations may be amended from time to time) and in the Amended and Restated Articles of Incorporation.  The shares of Series A Preferred Stock shall have no preemptive or subscription rights.

Section IX.                                    Severability of Provisions

If any voting powers, preferences or relative, participating, optional or other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences or relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences or relative, participating, optional or other special rights of Series A Preferred Stock or qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences or relative, participating, optional or other special rights of Series A Preferred Stock or qualifications, limitations and restrictions thereof unless so expressed herein.

Section X.                                        Reissuance of Series A Preferred Stock

Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares purchased by the Corporation or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of the state of Nevada) have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any other series of preferred stock of the Corporation.

Section XI.                                    Mutilated or Missing Series A Preferred Stock Certificates

If any of the Series A Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Common Stock Conversion Agent.

Section XII.                                Determinations

The Corporation shall be solely responsible for making all calculations called for hereunder.  Such calculations include, but are not limited to, the calculations under Section III hereof.  The Corporation covenants to make all such calculations in good faith.  Absent manifest error, such calculations shall be final and binding on all Holders of shares of the Series A Preferred Stock.  The Corporation shall have the power to resolve any ambiguity and its action in so doing, as evidenced by a resolution of the Board of Directors shall be final and conclusive unless clearly inconsistent with the intent hereof.

Section XIII.                            No Redemption

The Corporation may not, at any time, redeem the outstanding shares of the Series A Preferred Stock.

Section XIV.                           Notices

All notices, requests and other communications to the Holder of Series A Preferred Stock shall be in writing (including facsimile transmission) and shall be given at the address of such Holder as shown on the books of the Corporation.  A Holder of the outstanding share of Series A Preferred Stock may waive any notice required hereunder by a writing signed before or after the time required for notice or the action in question.  Notice shall be deemed given on the earlier of the date received or three business days after the date such notice is mailed by first-class mail, postage prepaid.

Section XV.                               Common Stock Conversion Agent

The duly appointed Common Stock Conversion Agent for the Series A Preferred Stock (the “Common Stock Conversion Agent”) shall be appointed at the discretion of the Corporation.  The Common Stock Conversion Agent shall also act as registrar, redemption, conversion, transfer and dividend disbursing agent for the Series A Preferred Stock.  The Corporation may, in its sole discretion, remove the Common Stock Conversion Agent in accordance with the agreement between the Corporation and the Common Stock Conversion Agent; provided that the Corporation shall appoint a successor agent who shall accept such appointment prior to the effectiveness of such removal.  Upon any such appointment or removal, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders.  The Corporation shall initially serve as the Common Stock Conversion Agent.

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION

OF

FIRST BUSEY CORPORATION

(DECEMBER 3, 2009)

PARAGRAPH A OF ARTICLE FOURTH of the Articles of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

Fourth.

A.            Classes and Number of Shares.  The total number of shares of all classes of stock the Corporation shall have authority to issue is 101,000,000 shares.  The classes and the aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:

1.             100,000,000 shares of Common Stock, $0.001 par value per share.

2.             1,000,000 shares of Preferred Stock, $0.001 par value per share.

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION

OF

FIRST BUSEY CORPORATION

(MAY 21, 2010)

PARAGRAPH A OF ARTICLE FOURTH of the Articles of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

Fourth.

A.            Classes and Number of Shares.  The total number of shares of all classes of stock the Corporation shall have authority to issue is 201,000,000 shares.  The classes and the aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:

1.             200,000,000 shares of Common Stock, $0.001 par value per share.

2.             1,000,000 shares of Preferred Stock, $0.001 par value per share.